Exhibit (a)(1).1

TEXAS INDUSTRIES, INC.

Offer to Exchange

Offer to Exchange Common Stock for any and all

Outstanding 5.5% Shared Preference Redeemable Securities Issued by

TXI Capital Trust I (Liquidation Amount of $50 per Trust Security)

and Fully and Unconditionally Guaranteed by Texas Industries, Inc.

(CUSIP No. 873119200)

and

Solicitation of Consents for Proposed Amendment to the

Trust Agreement Governing TXI Capital Trust I’s 5.5% Shared Preference Redeemable Securities

THE OFFER AND CONSENT SOLICITATION WILL EXPIRE ON MAY 9, 2006, AT 12:00 MIDNIGHT, NEW YORK CITY TIME, OR AT SUCH OTHER TIME TO WHICH THIS DATE IS EXTENDED OR THE OFFER IS TERMINATED BY TEXAS INDUSTRIES, INC. AND TXI CAPITAL TRUST I (THE “EXPIRATION DATE”).

Texas Industries, Inc., a Delaware corporation (“TXI”) and the parent corporation of TXI Capital Trust I (the “Trust”), hereby offers to exchange (we refer to such offer as the “offer” or “exchange offer”) its common stock, par value $1.00 (the “Common Stock”), for any and all of the 5.5% Shared Preference Redeemable Securities issued by the Trust (Liquidation Amount (as defined below) of $50 per Trust Security) (the “Trust Securities”) outstanding on the terms and subject to the conditions set forth in this exchange offer (as it may be supplemented or amended) and in the accompanying consent and letter of transmittal (the “Consent and Letter of Transmittal”).

The number of shares of Common Stock to be exchanged per Trust Security tendered (the “Exchange Amount”) will be fixed after 5:00 p.m., New York City time, on May 5, 2006 (the “Pricing Date”), on the basis of the applicable pricing formula set forth herein, and announced prior to the opening of trading on May 8, 2006. Each holder of Trust Securities validly tendered and not validly withdrawn prior to 12:00 midnight, New York City time, on the Expiration Date shall receive the Exchange Amount.

The delivery date for the Common Stock will be the date promptly following the Expiration Date on which TXI accepts Trust Securities for exchange pursuant to the exchange offer. TXI expects the settlement date to be the fourth business day immediately following the Expiration Date.

TXI and the Trust are also soliciting consents from the holders of the Trust Securities to amend the Amended and Restated Trust Agreement, dated as of June 5, 1998 (the “Trust Agreement”), by and among the Trust, TXI, as depositor, J.P. Morgan Trust Company, National Association, as successor institutional trustee (and property trustee), the Delaware trustee named therein and the administrative trustees named therein. If you tender your Trust Securities, you will be deemed to have consented to the proposed amendment described herein to the Trust Agreement (the “Proposed Amendment”). Currently, holders of the Trust Securities may have their Trust Securities called for redemption on 30 calendar days notice. The Proposed Amendment will reduce this notice period from 30 calendar days to three business days notice.

The Proposed Amendment will become effective if the holders of at least a Majority in Liquidation Amount of the Trust Securities (as defined below) validly tender and do not withdraw their Trust Securities pursuant to this offer and consent solicitation (the “Requisite Percentage”).

The term “Liquidation Amount” means an amount with respect to the assets of the Trust equal to $50 per Trust Security, subject to certain adjustments. The Liquidation Amount of a fractional Trust Security is equal to such fraction multiplied by $50. The term “Majority in Liquidation Amount of the Trust Securities” means, except to the extent otherwise provided by the Trust Indenture Act of 1939, holders of outstanding Trust Securities, voting together as a single class, who are the record owners of an aggregate Liquidation Amount representing more than 50% of the aggregate Liquidation Amount (including the stated liquidation amount that would be paid on redemption, liquidation or otherwise, plus accrued and unpaid distributions and additional amounts (each as defined in the Trust Agreement), if any, to the date upon which the voting percentages are determined).

If this offer and consent solicitation is withdrawn or otherwise not completed, the Trust and TXI will return the Trust Securities that have been tendered for exchange to you, without expense to you.

The Common Stock is quoted on the New York Stock Exchange (the “NYSE”) under the symbol “TXI.” The closing price per share of the Common Stock on April 7, 2006 was $59.60. The Trust Securities are quoted on the NYSE under the symbol “TXI PrS.” The closing price per share of a Trust Security on April 7, 2006 was $58.88.

See “Risk Factors” beginning on page 15 for a discussion of certain factors that you should consider in connection with this offer and consent solicitation. You can also find additional information regarding TXI’s business, results of operations and financial condition in the annual, quarterly and current reports that TXI files with the Securities and Exchange Commission (the “SEC”). See “Incorporation of Documents by Reference” beginning on page 36.

NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THIS TRANSACTION OR DETERMINED IF THIS DOCUMENT IS ACCURATE OR COMPLETE.

The information agent for the offer and consent solicitation is D.F. King & Co., Inc. (the “Information Agent”). Any questions regarding the terms of the exchange offer and requests for additional copies of exchange offer materials should be directed to the Information Agent at the address and telephone number set forth on the back cover page of this offering circular.

The exchange agent for the offer and consent solicitation is J.P. Morgan Trust Company, National Association (the “Exchange Agent”).

The date of this offering circular is April 12, 2006.

This offering circular summarizes various documents and other information, copies of which will be made available to you upon request, as indicated under the section titled “Where You Can Find More Information.” The summaries are qualified in their entirety by reference to the documents and information to which they relate. In making a decision whether to participate in the offer and consent solicitation, holders of Trust Securities must rely on their own independent examination of the terms and conditions of the offer and consent solicitation, including the merits and risks involved. The information contained in this offering circular is current only as of the date hereof, and neither the delivery of this offering circular nor the consummation of the offer and consent solicitation shall create any implication that the information contained herein is accurate or complete as of any date other than the date hereof. The contents of this offering circular are not to be construed as legal, business or tax advice. Holders of Trust Securities should consult their own attorney, business advisor and tax advisor for legal, business or tax advice with respect to the offer and consent solicitation and an investment in the Common Stock.

THIS OFFERING CIRCULAR AND THE ACCOMPANYING CONSENT AND LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION THAT YOU SHOULD READ BEFORE YOU MAKE ANY DECISION WHETHER TO PARTICIPATE IN THE OFFER AND CONSENT SOLICITATION.

Unless the context otherwise requires, references in this offering circular to “TXI,” “we,” “us” or “our” refer to Texas Industries, Inc. and its consolidated subsidiaries.

We have made no arrangements for and have no understanding with any dealer, salesperson or other person regarding the solicitation of tenders in connection with the exchange offer, and no person has been authorized to give any information or to make any representation not contained in this offering circular, and if given or made, any such information must not be relied upon as having been authorized by us or by any other person. Neither the delivery of this offering circular nor any exchange made in connection with the exchange offer will, under any circumstances, create any implication that there has been no change in our business since the date as of which information is given or incorporated by reference in this offering circular.

No brokerage commissions are payable by tendering holders of the Trust Securities to us, the Information Agent or the Exchange Agent. Holders who tender their Trust Securities through a custodian broker, dealer, commercial bank, trust company or other nominee should consult that institution as to whether it charges any service fees.

None of us, our board of directors, our executive officers, the Information Agent or the Exchange Agent makes any recommendation to holders of the Trust Securities as to whether to exchange or refrain from exchanging their Trust Securities. In addition, no one has been authorized to make any such recommendation. You must make your own decision whether or when to exchange any or all of your Trust Securities pursuant to the exchange offer.

The exchange offer is not being made to, nor will we accept tenders of Trust Securities from, holders in any jurisdiction in which the exchange offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction.

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SUMMARY OF THE OFFER AND CONSENT SOLICITATION

This summary contains basic information that you should consider when determining whether to participate in the offer and consent solicitation. This summary is not complete and does not contain all of the information that you should consider when making a decision to participate in the offer and consent solicitation. You should carefully read this entire offering circular, including the section titled “Risk Factors” and the information incorporated by reference herein, before making a decision to participate in the offer and consent solicitation.

Offerors	Texas Industries, Inc. and TXI Capital Trust I.

Securities Subject to the Offer and Consent Solicitation	TXI Capital Trust I’s 5.5% Shared Preference Redeemable Securities.

The Offer

We are offering to exchange a number of shares of our Common Stock equal to the Exchange Amount for each validly tendered and accepted Trust Security upon the terms and subject to the conditions set forth in this exchange offer and in the related Consent and Letter of Transmittal.

Any Trust Securities not exchanged will remain outstanding. The Trust Securities validly tendered and accepted for exchange in the exchange offer will be retired and cancelled.

Exchange Amount

The Exchange Amount will be calculated after 5:00 p.m., New York City time, on May 5, 2006 (Pricing Date), as the sum of:

•     0.97468 shares of Common Stock; plus

•     $0.83 divided by the Weighted Average Price.

The Exchange Amount will be rounded to the nearest fifth decimal place.

For purposes of these calculations “Weighted Average Price” means the arithmetic daily volume-weighted average price of our Common Stock, beginning on April 24, 2006 and ending on the Pricing Date.

The Consent Solicitation	TXI and the Trust also are soliciting consents from the holders of the Trust Securities to amend the Trust Agreement. If you tender your Trust Securities, you will be deemed to have consented to the Proposed Amendment which will reduce the amount of notice required for TXI to redeem Trust Securities from 30 calendar days to three business days.

Resale of Common Stock Received in the Exchange Offer	The issuance of Common Stock upon exchange of the Trust Securities is exempt from registration pursuant to Section 3(a)(9) of the Securities Act of 1933, as amended (the “Securities Act”). As a result, we expect that all of our Common Stock issued in the exchange offer will, in general, be freely tradable under U.S. securities laws. You are urged to consult with your own legal counsel regarding the availability of a resale exemption from the registration requirements of the Securities Act.

Fractional Shares

TXI will not issue fractional shares upon exchange of Trust Securities. In lieu of issuing fractional shares of Common Stock, TXI will pay to holders of Trust Securities exchanged in the offer and consent solicitation who otherwise would have been entitled to a fractional share of Common Stock, an amount in cash equal to the product of the fraction and the average of the closing prices of the Common

Stock, as reported by the NYSE, for the five trading days ending on the last trading day before the Expiration Date.

Expiration Date	The offer and consent solicitation will expire at 12:00 midnight, New York City time, on May 9, 2006, or at such other time if this date is extended or terminated by the Trust and TXI. The term “Expiration Date” means such time and date or, if the exchange offer is extended, the latest time and date to which the exchange offer is so extended.

Certain Consequences to Non-Tendering Holders

Trust Securities not tendered in the offer and consent solicitation will remain outstanding after the consummation of the offer and consent solicitation. If a sufficiently large number of Trust Securities do not remain outstanding after the consummation of the offer and consent solicitation, the trading market for the remaining outstanding Trust Securities may be less liquid and more sporadic, and market prices may fluctuate significantly depending on the volume of trading in Trust Securities.

Also, TXI’s 5.5% Convertible Subordinated Debentures (the “Convertible Subordinated Debentures”) are redeemable by TXI (in whole or in part) at any time. If the Convertible Subordinated Debentures are redeemed, the Trust must redeem Trust Securities having an aggregate Liquidation Amount equal to the aggregate principal amount of the Convertible Subordinated Debentures so redeemed. After the closing of the exchange offer, TXI may exercise its redemption right for outstanding Convertible Subordinated Debentures thereby causing a corresponding redemption of Trust Securities not tendered in this exchange offer.

Termination of the Offer and Consent Solicitation	TXI and the Trust reserve the right to terminate the offer and consent solicitation at any time and in their sole discretion.

Procedures For Tendering Trust Securities	See “The Offer and Consent Solicitation - Procedures for Tendering Trust Securities and Delivering Consents.” For further information, contact the Information Agent at its telephone number and address set forth on the back cover page of this offering circular or consult your broker, dealer, commercial bank, trust company or custodian for assistance.

Withdrawal Rights	You may withdraw previously tendered Trust Securities and revoke your previously delivered consent at any time prior to the Expiration Date. To withdraw previously tendered Trust Securities, you are required to deliver a written notice of withdrawal and revocation to the Exchange Agent, with all the information required by the notice of withdrawal and revocation, no later than 12:00 midnight, New York City time, on the Expiration Date. A valid withdrawal of tendered Trust Securities will be deemed a revocation of the related consent. A holder may not validly withdraw a consent unless the holder validly withdraws the holder’s previously tendered Trust Securities.

Risk Factors	In deciding whether to participate in the offer and consent solicitation, you should consider carefully the discussion of risks, uncertainties and factors set forth in the section titled “Risk Factors” included elsewhere in this offering circular.

Reasons for the Offer and Consent Solicitation	TXI believes that it is in its best interest, and in the collective best interest of its stockholders and holders of the Trust Securities, that the Trust Securities be exchanged for Common Stock at this time. TXI believes that the completion of the offer and consent solicitation will, among other things, enhance TXI’s financial position, results of operations and cash flow by reducing the amount of long term indebtedness, increasing the amount of equity outstanding and reducing cash interest expense, thus giving TXI more financial flexibility.

U.S. Federal Income Tax Consequences of Participating in the Offer and Consent Solicitation	For United States federal income tax purposes, a holder who tenders Trust Securities should recognize no gain or loss on receipt of the Common Stock, except to the extent of accrued but unpaid interest for tax purposes. For holders who do not tender Trust Securities, TXI intends to take the position that such holders recognize no gain or loss in connection with the adoption of the Proposed Amendment. There can be no assurance that the IRS could not successfully challenge this position. You are urged to consult your tax advisor regarding the tax consequences of the offer and consent solicitation. For a more detailed discussion of the federal income tax consequences of the offer, see “Material United States Federal Income Tax Consequences.”

No Brokerage Commission	No brokerage commission will be payable by tendering holders to us, the Information Agent or the Exchange Agent.

Information Agent	D.F. King & Co., Inc. is the Information Agent for the offer and consent solicitation.

Exchange Agent	J.P. Morgan Trust Company, National Association, is the Exchange Agent for the offer and consent solicitation.

SUMMARY OF ADDITIONAL TERMS

WHY IS TXI MAKING THE EXCHANGE OFFER?

TXI believes that it is in its best interest, and in the collective best interest of its stockholders and holders of the Trust Securities, that the Trust Securities be exchanged for Common Stock at this time. TXI believes that the completion of the offer and consent solicitation will, among other things, enhance TXI’s financial position, results of operations and cash flow by reducing the amount of long term indebtedness, increasing the amount of equity outstanding and reducing cash interest expense, thus giving TXI more financial flexibility to support its growth plans and to redeem Trust Securities.

WHO IS MAKING THE OFFER AND CONSENT SOLICITATION?

The Trust, as issuer of the Trust Securities, and TXI are making the offer and consent solicitation. TXI is one of the largest suppliers of heavy building materials, including cement, aggregates and ready-mix concrete, in the United States. Based on production capacity, TXI is the largest producer of cement in Texas with a 30% share in that state and the fourth largest producer in southern California. TXI is also a major supplier of aggregates, ready-mix concrete and other concrete construction products in Texas and Louisiana and, to a lesser extent, in Oklahoma, Arkansas and Colorado. The Trust is a wholly-owned subsidiary of TXI.

TXI’s headquarters are located at 1341 West Mockingbird Lane, Suite 700W, Dallas, Texas 75247-6913, and TXI’s telephone number at that address is (972) 647-6700. The Common Stock is listed on the NYSE under the symbol “TXI.” The Trust Securities are listed on the NYSE under the symbol “TXI PrS.” For additional information concerning TXI and the Trust, see the section of this offering circular titled “Where You Can find More Information.”

WHAT SECURITIES ARE THE SUBJECT OF THE OFFER AND CONSENT SOLICITATION?

TXI and the Trust are concurrently seeking the exchange of all of the outstanding Trust Securities and consent from holders to amend the Trust Agreement governing the Trust Securities. Each Trust Security has a Liquidation Amount of $50, subject to certain adjustments. As of the date of this offering circular, there are 3,998,744 Trust Securities outstanding with an aggregate Liquidation Amount of $199,937,200.

The Trust is the sole holder of $199,937,200 aggregate principal amount of TXI’s Convertible Subordinated Debentures purchased with the proceeds from the sale of the outstanding Trust Securities. TXI has the option to redeem the Convertible Subordinated Debentures in whole or in part at any time. The proceeds from any optional redemption would be applied by the institutional trustee under the indenture governing the Convertible Subordinated Debentures to redeem Trust Securities having an aggregate Liquidation Amount equal to the aggregate principal amount of the Convertible Subordinated Debentures redeemed by TXI. The Trust Securities entitle the holders to annual cumulative cash distributions on a corresponding principal amount of Convertible Subordinated Debentures.

On the Expiration Date, Holders who exchange Trust Securities for Common Stock will be treated for all purposes as the record holder or holders of the Common Stock on the Expiration Date. As promptly as practicable thereafter, TXI will deliver the Common Stock to the Exchange Agent for distribution.

WHAT WILL I RECEIVE IN THE EXCHANGE OFFER IF I TENDER MY TRUST SECURITIES AND THEY ARE ACCEPTED?

For Trust Securities that we accept in the exchange offer, you will receive a number of shares of Common Stock equal to the Exchange Amount upon the terms and subject to the conditions set forth in this offering circular and the related Consent and Letter of Transmittal. The Exchange Amount will be calculated after 5:00 p.m., New York City time, on May 5, 2006 (the “Pricing Date”), as the sum of:

•	0.97468 shares of Common Stock; plus

•	$0.83 divided by the Weighted Average Price.

The Exchange Amount will be rounded to the nearest fifth decimal place.

For purposes of these calculations “Weighted Average Price” means the arithmetic daily volume-weighted average price of our Common Stock, beginning on April 24, 2006 and ending on the Pricing Date. The dollar volume-weighted average shall equal the dollar volume-weighted average price for our Common Stock on the NYSE during the period beginning at 9:30:01 a.m., New York City time (or such other time as is the official open of trading at the NYSE) and ending at 4:00:00 p.m., New York City time (or such other time as is the official close of trading at the NYSE), as reported by Bloomberg Financial Services through its “Volume at Price” functions. The Weighted Average Price will be rounded to the nearest whole cent.

WHEN WILL I KNOW THE EXCHANGE AMOUNT FOR THE EXCHANGE OFFER?

We will calculate the Exchange Amount on the Pricing Date and will announce the Exchange Amount prior to 9:00 a.m., New York City time, on the next business day, May 8, 2006 (the “Announcement Date”). You can also obtain relevant information with respect to the Exchange Amount on a daily basis during the offer period as well as the final Exchange Amount, after their determination on the Pricing Date, by calling the Information Agent at its respective toll-free number provided on the back cover of this prospectus. See “The Exchange Offer - Exchange Amount.”

WILL I HAVE AN OPPORTUNITY TO TENDER MY TRUST SECURITIES IN THE EXCHANGE OFFER, OR WITHDRAW PREVIOUSLY TENDERED TRUST SECURITIES AFTER THE DETERMINATION OF THE EXCHANGE AMOUNT?

Yes. Since the Exchange Amount can be calculated and will be announced by us prior to 9:00 a.m., New York City time, on May 8, 2006 and the exchange offer will not expire earlier than 12:00 midnight, New York City time, on May 9, 2006, you will have a minimum of two trading days after the Announcement Date to tender your Trust Securities in the exchange offer or to withdraw your previously tendered Trust Securities. See “The Exchange Offer—Exchange Amount” and “The Exchange Offer - Withdrawals of Tenders.”

HOW WILL THE OFFER AND CONSENT SOLICITATION AFFECT TXI’S CURRENTLY OUTSTANDING COMMON STOCK?

TXI had 23,135,179 shares of Common Stock outstanding as of March 27, 2006. All such shares will remain outstanding following the consummation of the offer and consent solicitation.

WHAT CONSENT TO THE TRUST AGREEMENT GOVERNING THE TRUST SECURITIES IS BEING SOLICITED FROM THE HOLDERS OF THE TRUST SECURITIES?

Holders of Trust Securities who tender their Trust Securities pursuant to this offer and consent solicitation will also be consenting to an amendment to the Trust Agreement. Currently, the property trustee must mail a notice of redemption to the holders of Trust Securities not less than 30 calendar days prior to a redemption date. The Proposed Amendment will reduce the minimum notice period from 30 calendar days to 3 business days.

The Proposed Amendment requires the consent of at least a Majority in Liquidation Amount of the Trust Securities. If the requisite consent is obtained, the Proposed Amendment shall be binding on all holders, regardless of whether such holders tendered their securities in the offer and consent solicitation.

CAN I TENDER MY TRUST SECURITIES WITHOUT CONSENTING TO THE AMENDMENT TO THE TRUST AGREEMENT?

You cannot tender and exchange your Trust Securities pursuant to the offer and consent solicitation without consenting to the Proposed Amendment.

WILL THE COMMON STOCK I RECEIVE UPON EXCHANGE OF THE TRUST SECURITIES BE FREELY TRADEABLE?

The issuance of Common Stock upon exchange of the Trust Securities is exempt from registration pursuant to Section 3(a)(9) of the Securities Act. As a result, we expect that all of our Common Stock issued in the exchange offer will, in general, be freely tradable under U.S. securities laws. You are urged to consult with your own legal counsel regarding the availability of a resale exemption from the registration requirements of the Securities Act. For further information, see the section of this offering circular titled “Certain Securities Laws Considerations.”

WHAT WILL HAPPEN TO MY TRUST SECURITIES IF I DO NOT PARTICIPATE IN THE OFFER AND CONSENT SOLICITATION?

Non-tendering holders will continue to own their Trust Securities. Holders that convert Trust Securities into Common Stock after the Expiration Date will not receive the Exchange Amount upon the conversion of such Trust Securities, but instead will receive 0.97468 shares of Common Stock per Trust Security (subject to adjustment as provided in the Trust Agreement). In addition, if the Requisite Percentage of holders tenders their Trust Securities in the offer and consent solicitation, remaining holders of the Trust Securities may have their Trust Securities called for redemption on three business days notice rather than 30 calendar days notice currently required by the Trust Agreement.

Non-tendering holders should consider that TXI has the option to redeem any or all of the Convertible Subordinated Debentures at any time. The proceeds from this optional redemption would be applied by the institutional trustee to redeem Trust Securities having an aggregate Liquidation Amount equal to the aggregate principal amount of the Convertible Subordinated Debentures to be redeemed by TXI.

ARE THE FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF TXI RELEVANT TO MY DECISION TO TENDER AND EXCHANGE MY TRUST SECURITIES IN THE OFFER AND CONSENT SOLICITATION?

Yes. The price of the Common Stock and the Trust Securities are closely linked to TXI’s financial condition and results of operations.

HOW WILL FLUCTUATION IN THE TRADING PRICE OF TXI’S COMMON STOCK AFFECT THE CONSIDERATION OFFERED TO HOLDERS OF TRUST SECURITIES.

We are offering to exchange a number of shares of our Common Stock per Trust Security equal to 0.97468, plus a number of shares of Common Stock with a value equivalent to $0.83 based on the Weighted Average Price. If the market price of our Common Stock declines, the value of the fixed portion of the shares of Common Stock you will receive in exchange for your Trust Security will decline; however, the number of shares equivalent to the value of $0.83 will increase and you will therefore receive a greater number of shares in total. The trading value of our Common Stock could fluctuate depending upon any number of factors, including those specific to us and those that influence the trading prices of equity securities generally.

ARE ANY TRUST SECURITIES HELD BY TXI’S DIRECTORS OR OFFICERS?

We understand that Mel G. Brekhus, our President and Chief Executive Officer, William J. Durbin, our Vice President of Human Resources, James B. Rogers, our Vice President of Consumer Products, and Kenneth R. Allen, our Vice President and Treasurer, own Trust Securities. Except for Messrs. Brekhus, Durbin, Rogers and Allen, none of TXI’s directors or executive officers holds Trust Securities.

WHAT WILL TXI DO WITH THE TRUST SECURITIES THAT ARE TENDERED IN THE EXCHANGE OFFER?

The Trust Securities accepted for exchange by us in the exchange offer will be retired and cancelled.

IS TXI’S BOARD OF DIRECTORS RECOMMENDING THAT I EXCHANGE MY TRUST SECURITIES?

While TXI’s board of directors believes that the offer and consent solicitation is in the best interest of TXI, its stockholders and holders of the Trust Securities, holders of Trust Securities will need to make an independent investment decision as to whether or not they wish to tender their Trust Securities in the offer and consent solicitation. For further information, see the section of this offering circular titled “The Offer and Consent Solicitation.”

DOES TXI HAVE THE AUTHORITY TO ISSUE THE COMMON STOCK UPON EXCHANGE OF THE TRUST SECURITIES?

Yes. The Common Stock that TXI will issue upon exchange of the Trust Securities consists of authorized shares of Common Stock which it may issue without stockholder approval. The issuance of Common Stock upon exchange of the Trust Securities is exempt from registration pursuant to Section 3(a)(9) of the Securities Act. As a result, neither TXI nor the Trust is required to have an effective registration statement on file with the SEC to register the issuance of the Common Stock upon exchange of the Trust Securities. Provided that the conditions described under the section of this offering circular titled “The Offer and Consent Solicitation” have been satisfied, and unless the offer and consent solicitation has been terminated, on the Expiration Date, the Exchange Agent will thereafter distribute the Common Stock to tendering holders in satisfaction of the shares of Common Stock such holders are entitled to receive upon exchange of their Trust Securities. Holders who receive the Common Stock issuable upon exchange of the Trust Securities will be treated for all purposes as the record holder or holders of the Common Stock on the Expiration Date. As promptly as practicable thereafter, TXI will deliver the Common Stock to the Exchange Agent for distribution. For more information regarding the timing of the issuance of Common Stock in the offer and consent solicitation, see the section of this offering circular titled “The Offer and Consent Solicitation.”

WILL THE TRUST OR TXI RECEIVE ANY CASH PROCEEDS FROM THE OFFER AND CONSENT SOLICITATION?

No. Neither the Trust nor TXI will receive any cash proceeds from the exchange of the Trust Securities nor from the consummation of the offer and consent solicitation.

UNDER WHAT CIRCUMSTANCES MAY THE TRUST AND TXI EXTEND OR TERMINATE THE OFFER AND CONSENT SOLICITATION?

The Trust and TXI may extend the offer and consent solicitation in their sole and absolute discretion, and they reserve the right to do so. During any extension of the offer and consent solicitation, the Trust Securities that were previously tendered for exchange and not withdrawn will remain subject to the offer and consent solicitation.

In addition, the Trust and TXI expressly reserve the right to terminate the offer and consent solicitation in their sole and absolute discretion. For more information regarding the right to extend or terminate the offer and consent solicitation, see the section of this offering circular titled “The Offer and Consent Solicitation - Conditions to the Offer and Consent Solicitation.”

HOW WILL I BE NOTIFIED IF THE OFFER AND CONSENT SOLICITATION IS EXTENDED, AMENDED OR TERMINATED?

If the Trust and TXI extend, amend or terminate the offer and consent solicitation, the Trust and TXI will issue a press release or another form of public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date of the offer and consent solicitation. For more information regarding notification of extensions, amendments or terminations of the offer and consent solicitation, see the section of this offering circular titled “The Offer and Consent Solicitation.”

MAY I TENDER ONLY A PORTION OF THE TRUST SECURITIES THAT I HOLD?

Yes. Generally, you do not have to tender all of your Trust Securities to participate in the offer and consent solicitation. However, a holder of Trust Securities may not tender and exchange Trust Securities with an aggregate Liquidation Amount of less than $50 unless such Trust Securities represent all of such holder’s Trust Securities.

WILL I HAVE TO PAY ANY FEES OR COMMISSIONS IF I TENDER AND EXCHANGE MY TRUST SECURITIES?

If your Trust Securities are held through a broker or other nominee who tenders the Trust Securities on your behalf, your broker may charge you a commission for doing so. You should consult with your broker or nominee to determine whether any charges will apply.

WHEN WILL I RECEIVE THE COMMON STOCK ISSUED UPON EXCHANGE OF MY TRUST SECURITIES?

Subject to the satisfaction or waiver of all conditions to the offer and consent solicitation, and assuming the Trust and TXI have not elected to terminate or amend the offer and consent solicitation, the Trust and TXI will exchange Trust Securities that are properly tendered and not withdrawn prior to 12:00 midnight, New York City time, on the Expiration Date. Common Stock will be delivered in exchange for properly tendered Trust Securities as soon as practicable after consummation of the offer and consent solicitation. For more information regarding the obligation to issue Common Stock for tendered Trust Securities, see the sections of this offering circular titled “The Offer and Consent Solicitation - Procedures for Tendering Trust Securities” and “The Offer and Consent Solicitation - Acceptance of Trust Securities for Exchange and Payment; Delivery of Common Stock and Exchange Amount.”

WHAT WILL HAPPEN IF MY TRUST SECURITIES ARE NOT ACCEPTED FOR EXCHANGE IN THE OFFER AND CONSENT SOLICITATION?

If the Trust or TXI decide for any reason not to accept any Trust Securities, the Trust and TXI will arrange for the Exchange Agent to return the Trust Securities to the tendering holder, at TXI’s expense, promptly after the expiration or termination of the offer and consent solicitation. The Depository Trust Company (“DTC”) will credit any withdrawn or unaccepted Trust Securities to the tendering holder’s account at DTC. For more information, see the section of this offering circular titled “The Offer and Consent Solicitation.”

WILL HOLDERS OF THE TRUST SECURITIES HAVE APPRAISAL OR DISSENTERS’ RIGHTS IN CONNECTION WITH THE OFFER AND CONSENT SOLICITATION?

No. Appraisal or dissenters’ rights are not available. You should read this offering circular for information regarding the rights that are available to you.

IS THERE ANY GOVERNMENT OR REGULATORY APPROVALS REQUIRED FOR THE CONSUMMATION OF THE OFFER AND CONSENT SOLICITATION?

Neither the Trust nor TXI is aware of any governmental, federal or state regulatory approvals required for the consummation of the offer and consent solicitation, other than their obligation to file a Schedule TO with the SEC, and otherwise comply with applicable securities laws.

WHO CAN I ASK QUESTIONS ABOUT THE OFFER AND CONSENT SOLICITATION?

If you have questions regarding the information in this offering circular or the offer and consent solicitation, please contact the Information Agent, D.F. King & Co., Inc., at the telephone number or address listed below. If you have questions regarding the procedures for tendering your Trust Securities for exchange or delivering consents or require assistance in tendering your Trust Securities or delivering consents, please contact the Exchange Agent, J.P. Morgan Trust Company, National Association, at the telephone number, facsimile number or address listed below. If you would like additional copies of this offering circular or the documents incorporated by reference herein, please contact the Information Agent at the telephone number or address listed below.

Exchange Agent:	Information Agent:

J.P. Morgan Trust Company, National Association	D.F. King & Co., Inc.
Institutional Trust Services	48 Wall Street, 22nd Floor
2001 Bryan Street, 9th Floor	New York, New York 10005
Dallas, Texas 75201	Banks and Brokers call: (212) 269-5550 (collect)
Attention: Exchanges	Toll free: (800) 431-9633
By Facsimile: (Eligible Institutions Only) (214) 468-6494
Toll free: (800) 275-2048

MARKET PRICE INFORMATION

The following table sets forth the inter-day high and low sales prices of our Trust Securities and Common Stock for each quarter of the last two calendar years and the first through second (through April 7) quarters of calendar 2006, as reported on the NYSE.

	Trust Securities		Common Stock (1)
	High	Low	High	Low
	(in $)
2004
First Quarter	45.15	42.55	27.85	22.80
Second Quarter	46.30	43.08	30.81	23.33
Third Quarter	49.19	45.95	38.93	29.03
Fourth Quarter	51.75	47.00	47.77	35.38
2005
First Quarter	52.15	47.20	50.91	39.82
Second Quarter	49.18	42.75	43.49	31.78
Third Quarter	61.50	47.60	62.24	42.02
Fourth Quarter	57.30	50.17	56.76	47.10
2006
First Quarter	64.00	51.30	66.07	49.59
Second Quarter	60.00	58.00	61.20	58.04

(1)	As adjusted for the spin-off of Chaparral Steel Company on July 29, 2005.

TEXAS INDUSTRIES, INC.

We are one of the largest suppliers of heavy building materials, including cement, aggregates and ready-mix concrete, in the United States. Based on production capacity, we are the largest producer of cement in Texas with a 30% share in that state and the fourth largest producer in southern California. We are also a major supplier of aggregates, ready-mix concrete and other concrete construction products in Texas and Louisiana and, to a lesser extent, in Oklahoma, Arkansas and Colorado. As of May 31, 2005, we operated 93 manufacturing facilities in six states. For the year ended May 31, 2005, our CAC business had net sales of $834.8 million, of which 41% was generated by cement, 12% by aggregates, 27% by ready-mix concrete products, and 20% by other products and delivery fees.

Our cement production and distribution facilities are concentrated primarily in Texas and California, the two largest cement markets in the United States. For the year ended May 31, 2005, we shipped 5.4 million tons of finished cement, 23.6 million tons of aggregates and 3.7 million cubic yards of ready-mix concrete. Our revenue is derived from multiple end-use markets, including the public works, residential, commercial, retail, industrial and institutional construction sectors as well as the energy industry. Our diversified mix of products provides access to this broad range of end-user markets and mitigates the exposure to cyclical downturns in any one product and end-user market. No one customer accounted for more than 10% of total net sales in our CAC business for the year ended May 31, 2005.

During the February 2006 fiscal quarter we commenced construction on a project to expand and modernize our Oro Grande, California cement plant. We plan to expand the Oro Grande plant to approximately 2.3 million tons of advanced dry process cement production capacity annually, and retire the 1.3 million tons of existing, but less efficient, production after the new plant is commissioned. As a result of the increase in capacity, we expect to become the second largest producer of cement in southern California. Once completed, the Oro Grande plant will be a modern, low cost facility, similar to our Midlothian facility, and we will be well positioned to cost-effectively supply the southern California market. We expect the Oro Grande project will take at least two years to construct and will cost approximately $358 million, excluding capitalized interest related to the project.

We were incorporated in Delaware on April 19, 1951. Our principal executive offices are located at 1341 West Mockingbird Lane, Suite 700W, Dallas, Texas 75247-6913, and our telephone number at that address is (972) 647-6700.

TXI CAPITAL TRUST I

The Trust was formed under the laws of the state of Delaware on May 26, 1998.

The Trust exists for the exclusive purposes of: (i) issuing the Trust Securities representing undivided beneficial interests in the assets of the Trust, (ii) investing the gross proceeds of the Trust Securities in the Convertible Subordinated Debentures and (iii) engaging in only those other activities necessary or incidental thereto.

The principal address of the Trust is c/o Texas Industries, Inc., 1341 West Mockingbird Lane, Suite 700W, Dallas, Texas 75247-6913, and the telephone number at that address is (972) 647-6700.

CAPITALIZATION

The following table sets forth TXI’s capitalization as of February 28, 2006, on an actual basis and on an as adjusted basis, assuming the holders of all outstanding Trust Securities exchange their Trust Securities pursuant to this exchange offer. You should read the data set forth below in conjunction with TXI’s audited and unaudited financial statements and the accompanying notes which are incorporated by reference into this offering circular.

	February 28, 2006
	Actual	As Adjusted
	(In Thousands)
Total debt (including current portion):
Senior secured credit facility (1)	$—	$—
Senior notes	250,000	250,000
Other debt	2,531	2,531

Total debt	252,531	252,531
Convertible subordinated debentures	199,937	—	(2)
Shareholders’ equity:
Common stock	25,067	29,020	(2)
Paid-in capital	293,688	489,891	(2)
Retained earnings	129,576	126,257	(3)
Cost of common stock in treasury	(52,668)	(52,668)
Pension liability adjustment	(7,723)	(7,723)

Total equity	387,940	584,777

Total capitalization	$840,408	$837,308

(1)	As of February 28, 2006, we had no outstanding amounts drawn and approximately $27.3 million of letters credit outstanding under our senior secured revolving credit facility.

(2)	Adjusted to reflect (i) the exchange of all of the outstanding Trust Securities as of February 28, 2006, for 3,953,198 shares of Common Stock, assuming a price of $59.60 per share (the closing price of the Common Stock on April 7, 2006), and (ii) the cancellation of the tendered Trust Securities, the Convertible Subordinated Debentures and $1.8 million of related accrued interest. The adjustment to paid-in capital is net of $4.9 million of unamortized debt issuance costs related to the Convertible Subordinated Debentures.

(3)	Adjusted to reflect a charge of $3.3 million representing the estimated fair value of the shares of Common Stock issued in payment of the portion of the Exchange Amount that is equal to $0.83 divided by the Weighted Average Price.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth TXI’s ratio of earnings to fixed charges, on a historical basis, for each of the periods indicated, and on an as adjusted basis for the fiscal year ended May 31, 2005 and the nine months ended February 28, 2006, assuming the holders of all outstanding Trust Securities exchange their Trust Securities pursuant to this exchange offer.

	Year Ended May 31,			Nine Months Ended February 28,
In thousands except ratios	2004	2005	2005	2005	2006	2006
			(Pro forma)			(Pro forma)
Earnings
Income (loss) from continuing operations before income taxes and changes in accounting principles	$59,096	$62,255	$73,484	$24,011	$(69,959)	$(61,519)
Fixed charges	31,240	30,044	18,815	20,728	29,670	21,230
Amortization of capitalized interest	1,100	1,100	1,100	825	825	825
Less: Interest capitalized	—	—	—	—	(501)	(501)

Adjusted earnings	$91,436	$93,399	$93,399	$45,564	$(39,965)	$(39,965)

Fixed charges
Interest expense	$21,012	$21,824	$10,827	$14,707	$23,339	$15,092
Interest capitalized	—	—	—	—	501	501
Net amortization of debt discount, premium and issuance expense	3,090	1,709	1,477	1,115	1,116	923
Interest portion of rent expense	7,138	6,511	6,511	4,906	4,714	4,714

Total fixed charges	$31,240	$30,044	$18,815	$20,728	$29,670	$21,230

Ratio of earnings to fixed charges (1)	2.93	3.11	4.96	2.20	—	—

Deficiency of earnings to cover fixed charges	$—	$—	$—	$—	$69,635	$61,195

(1)	The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. Earnings consist of income (loss) from continuing operations to which has been added income taxes, amortization of capitalized interest and fixed charges excluding capitalized interest. Fixed charges consist of interest on all indebtedness (including capitalized interest) plus amortization of debt issuance costs and approximately one-third of rental expense. For the nine-months ended February 28, 2006, our earnings were not sufficient to cover our fixed charges by $69.6 million on a historical basis and by $61.2 million on a pro forma basis.

FORWARD-LOOKING STATEMENTS

This offering circular and the documents incorporated by reference herein contain a number of forward-looking statements. All statements other than statements of historical fact are “forward-looking statements.” Forward-looking statements may include the words “may,” “will,” “estimate,” “intend,” “continue,” “believe,” “expect,” “plan” or “anticipate” and other similar words. Forward-looking statements include statements concerning:

•	future results of operation;

•	future cash flows and liquidity;

•	future capital expenditures;

•	competitive pressures and general economic and financial conditions;

•	levels of construction activity;

•	levels of import activity;

•	inclement weather;

•	the occurrence of unanticipated equipment failures and plant outages;

•	cost and availability of raw materials, fuel and energy;

•	environmental conditions and regulations; and

•	any assumptions underlying the foregoing.

Forward-looking statements involve estimates, expectations and projections and, as a result, are subject to risks and uncertainties. There can be no assurance that actual results will not differ materially from expectations. Actual results have varied materially and unpredictably from past expectations.

Factors that could cause actual results to differ materially include, among others, the following:

•	general economic and business conditions;

•	changes in access to capital markets;

•	complications or other factors that make it difficult or impossible to obtain necessary lender consents or regulatory authorizations on a timely basis;

•	environmental regulations;

•	changes in industry capacity, development and other activities by TXI’s competitors;

•	changes in the weather and other natural phenomena;

•	unexpected periods of equipment downtime;

•	changes in the underlying inputs and assumptions, including market conditions, used to estimate the fair values of commodity contracts;

•	changes in laws and regulations applicable to TXI, its markets or its activities;

•	the loss of any significant customers or suppliers;

•	the effect of accounting guidance issued periodically by accounting standard-setting bodies; and

•	the continuing effects of global instability, terrorism and war.

RISK FACTORS

You should carefully consider the risk factors set forth below, as well as the other information appearing in this offering circular and the documents to which you are referred, including the documents incorporated by reference, before deciding whether to participate in the offer and consent solicitation.

Risks Relating to our Common Stock

Our stock price may be volatile.

We are offering to exchange a number of shares of our Common Stock equal to the Exchange Amount. The price of our Common Stock may fluctuate widely in the future. If the market price of our Common Stock declines, the value of shares you will receive in exchange for your Trust Securities will decline. In recent years, the stock market has experienced significant price and volume fluctuations that are often unrelated to the operating performance of specific companies. Our market price may fluctuate based on a number of factors, including:

•	our operating performance and the performance of our competitors;

•	news announcements relating to us, our industry or our competitors;

•	changes in earnings estimates or recommendations by research analysts;

•	changes in general economic conditions;

•	the number of shares to be publicly traded after this offer and consent solicitation;

•	actions of our current stockholders; and

•	other developments affecting us, our industry or our competitors.

Future sales of Common Stock may affect the market price of our Common Stock.

We cannot predict what effect, if any, future sales of our Common Stock, or the availability of Common Stock for future sale, will have on the market price of our Common Stock. Sales of substantial amounts of our Common Stock in the public market following any public offering, or the perception that such sales could occur, could adversely affect the market price of our Common Stock and may make it more difficult for you to sell your Common Stock at a time and price which you deem appropriate.

Risks Associated with Exchanging Trust Securities for Common Stock Pursuant to the Offer and Consent Solicitation.

By tendering your Trust Securities in the exchange offer, you will be giving up your right to receive cumulative cash distributions on the Trust Securities tendered in the exchange offer.

Holders of Trust Securities are entitled to receive cumulative cash distributions at an annual rate of 5.5% of the Liquidation Amount of $50 per Trust Security, accruing from the date of original issuance and payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year. For each Trust Security that you exchange, you will be entitled to receive the Exchange Amount. You will no longer receive distributions on your Trust Securities.

Holders of Trust Securities who participate in the exchange offer will lose their rights under the Trust Agreement and other agreements governing the Trust Securities that they tender.

Upon tendering Trust Securities in the exchange offer, holders of Trust Securities will lose the contractual and legal rights they currently have under the Trust Agreement and other agreements governing the Trust Securities that they tender.

In the future, we may acquire any Trust Securities that are not tendered in the exchange offer for consideration different than that in the exchange offer.

In the future, we may acquire Trust Securities that are not tendered in the exchange offer through redemption, open market purchases, privately negotiated transactions, an exchange offer or such other means as we deem appropriate. Any such acquisitions will occur upon the terms and at the prices as we may determine in our discretion, which may be more or less than the value of the Common Stock being exchanged for the Trust Securities under this exchange offer, and could be for cash or other consideration. We may choose to pursue any or none of these alternatives, or combinations thereof, in the future.

We cannot predict the price at which our Common Stock will trade following the exchange offer.

As of March 27, 2006, there were approximately 23,135,179 shares of Common Stock issued and outstanding. The issuance of Common Stock could materially depress the price of our Common Stock if holders of a large number of Common Stock attempt to sell all or a substantial portion of their holdings following the exchange offer. We cannot predict what the demand for our Common Stock will be following the exchange offer, how many shares of Common Stock will be offered for sale or be sold following the exchange offer, or the price at which our Common Stock will trade following the exchange offer. There are no agreements or other restrictions that prevent the sale of a large amount of our Common Stock immediately following the exchange offer. The issuance of the Common Stock offered pursuant to this exchange offer is exempt from the registration requirements of the Securities Act pursuant to Section 3(a)(9) thereof. As a consequence, we expect that all of our Common Stock issued in the exchange offer will, in general, be freely tradeable under U.S. securities laws.

Holders of Trust Securities will not receive any additional consideration if the market value of the Trust Securities increases or the value of our Common Stock decreases.

The value of the consideration that holders of Trust Securities receive in the exchange offer is fixed at the Exchange Amount. Holders will not receive any additional consideration if the market value of the Trust Securities increases or the value of our Common Stock decreases after the date of this offering circular.

Risks Associated with not Exchanging Trust Securities for Common Stock Pursuant to the Offer and Consent Solicitation.

Depending upon the number of holders that convert their Trust Securities into Common Stock, there may be an even more illiquid trading market in which to sell your Trust Securities after the offer and consent solicitation ends and the trading prices of Trust Securities that remain outstanding will be directly affected by the trading prices of our Common Stock.

Since many holders of our Trust Securities may elect to exchange their Trust Securities for Common Stock, there may be very few Trust Securities outstanding after the offer and consent solicitation and, therefore, very little interest in trading our Trust Securities. Holders of our Trust Securities may not be able to sell their Trust Securities at favorable prices, if at all, should they decide to do so after the consummation of the offer and consent solicitation. In addition, the trading prices of the Trust Securities in the secondary market are directly affected by the trading prices of our Common Stock, the general level of interest rates and our credit quality. It is impossible to predict whether the price of our Common Stock or interest rates will rise or fall. Fluctuations in interest rates may give rise to arbitrage opportunities based upon changes in the relative value of the underlying Common Stock. Any such arbitrage could, in turn, affect the trading prices of the Trust Securities that remain outstanding after the offer and consent solicitation. In addition, if, following the exchange offer, either (i) less than 100,000 Trust Securities remain outstanding, (ii) there are less than 100 holders of Trust Securities or (iii) the aggregate market value of the Trust Securities outstanding is less than $1,000,000, the NYSE may cause the Trust Securities to be de-listed. If the Trust Securities are de-listed, your ability to sell your Trust Securities not tendered in the exchange offer may be impaired.

If you convert your Trust Securities into Common Stock after the Expiration Date, you will not receive as many shares of Common Stock per Trust Security as offered hereby.

We are offering the Exchange Amount in this exchange offer. Pursuant to the terms of the Trust Agreement and the indenture governing the Convertible Subordinated Debentures, you may freely convert your Trust Securities into Common Stock at a conversion rate of 0.97468 shares of Common Stock per $50 Liquidation Amount of Trust Securities. Therefore, you will not receive as many shares of Common Stock by converting your Trust Securities after the Expiration Date as you would by participating in the exchange offer.

If the Requisite Percentage of holders tenders their Trust Securities, the Trust Securities may be called upon three business days notice.

If the Requisite Percentage of holders tenders their Trust Securities in the offer and consent solicitation, remaining holders of the Trust Securities may have their Trust Securities called for redemption on at least three business days notice rather than 30 calendar days notice currently required by the Trust Agreement.

USE OF PROCEEDS

Neither the Trust nor TXI will receive any cash proceeds from the offer and consent solicitation. Trust Securities validly tendered and exchanged for shares of Common Stock pursuant to the offer and consent solicitation will be retired and cancelled.

THE OFFER AND CONSENT SOLICITATION

Important Information Regarding the Offer and Consent Solicitation

The issuance of Common Stock upon exchange of the Trust Securities is exempt from registration pursuant to Section 3(a)(9) of the Securities Act.

TXI will not pay fees or commissions to any broker, dealer, or other person for soliciting tenders of Trust Securities pursuant to the offer and consent solicitation.

Neither TXI nor the Trust is aware of any jurisdiction where the making of the offer and consent solicitation is not in compliance with applicable law. If TXI or the Trust becomes aware of any jurisdiction where the making of the offer and consent solicitation is not in compliance with any valid applicable law, TXI and the Trust will make a good faith effort to comply with such law. If, after such good faith effort, TXI and the Trust cannot comply with such law, the offer and consent solicitation will not be made to (nor will tenders be accepted from or on behalf of) the holders of Trust Securities residing in such jurisdiction.

You should rely only on the information included or incorporated by reference in this offering circular. TXI and the Trust have not authorized anyone to provide you with different information. You should not assume that the information in this offer and consent solicitation or any supplement is accurate as of any date other than the date on the cover of the document. By tendering your Trust Securities for exchange, you represent that you are basing your decision solely on this offer and consent solicitation and your own examination of TXI and the Trust and the terms of the proposed exchange, including the merits and risks involved. The contents of this offer and consent solicitation should not be construed as legal, business or tax advice. You should consult your own attorney, business advisor and tax advisor as to such matters.

Background of and Reasons for the Offer and Consent Solicitation

TXI’s board of directors has unanimously approved the offer and consent solicitation. The board of directors believes that it is in TXI’s best interest, and in the collective best interest of its stockholders and holders of the Trust Securities, that the Trust Securities be exchanged for Common Stock at this time. TXI’s board of directors believes that the completion of the offer and consent solicitation will, among other things, enhance TXI’s financial position, results of operations and cash flow by reducing the amount of long term indebtedness, increasing the amount of equity outstanding and reducing cash interest expense, thus giving TXI more flexibility to support its growth plans and to redeem Trust Securities.

The foregoing discussion is not intended to be exhaustive. It is intended to address the principal factors upon which the board of directors based the offer and consent solicitation. The board’s decision to approve the offer and consent solicitation was made in light of its knowledge concerning TXI’s business, financial condition, results of operations, current business strategy, future prospects and material risk exposure. TXI’s board of directors considered all factors as a whole and did not assign specific weight to specific factors.

The offer and consent solicitation does not require the approval of the holders or TXI’s stockholders, and, given the voluntary nature of the offer and consent solicitation, TXI does not believe any such approvals are necessary or appropriate. The market risks that holders who tender their Trust Securities for exchange pursuant to the offer and consent solicitation may experience may differ from the market risks that holders who do not tender and are subject to mandatory conversion or optional redemption may experience.

NONE OF TXI, THE TRUST, TXI’S BOARD OF DIRECTORS OR ANY OF TXI’S ADVISORS OR AGENTS IS MAKING ANY RECOMMENDATION REGARDING WHETHER OR NOT YOU SHOULD TENDER TRUST SECURITIES IN THE OFFER AND CONSENT SOLICITATION. ACCORDINGLY, YOU MUST MAKE YOUR OWN INDEPENDENT DETERMINATION AS TO WHETHER OR NOT YOU WISH TO TENDER YOUR TRUST SECURITIES AT THIS TIME.

Terms of the Offer and Consent Solicitation

We are offering to exchange shares of our Common Stock for each validly tendered and accepted Trust Security upon the terms and subject to the conditions set forth in this offering circular and in the related Consent and Letter of Transmittal.

The number of shares of Common Stock to be exchanged per Trust Security (the Exchange Amount) will be fixed after 5:00 p.m. New York City time on May 5, 2006 (the Pricing Date), on the basis of the pricing formula set forth herein, and announced prior to the opening of trading on May 8, 2006 (the Announcement Date). If you tender your Trust Securities, you will be deemed to have consented to the Proposed Amendment described herein to the Trust Agreement.

The offer and consent solicitation will expire at 12:00 midnight, New York City time, on May 9, 2006, or at such other time to which this date is extended or on which the offer and consent solicitation is terminated by TXI and the Trust (the Expiration Date).

TXI will issue the shares of Common Stock in payment for Trust Securities exchanged in the offer and consent solicitation promptly following the Expiration Date. After the Expiration Date, the Exchange Agent will distribute the Common Stock to tendering holders in satisfaction of the shares of Common Stock such holders are entitled to receive in exchange for their Trust Securities.

TXI and the Trust shall be deemed to have accepted validly tendered Trust Securities when, as and if TXI and the Trust have given oral or written notice to the Exchange Agent. The Exchange Agent will act as agent for the holders of Trust Securities and for the purpose of receiving the Exchange Amount.

TXI and the Trust reserve the right, in their sole discretion:

•	to extend the Expiration Date of the offer and consent solicitation;

•	to terminate the offer and consent solicitation for any reason in their sole discretion;

•	to amend the terms of the offer and consent solicitation in any manner; and

•	to waive any condition to the offer and consent solicitation and accept any Trust Securities tendered for exchange.

If TXI and the Trust extend, terminate or amend the offer and consent solicitation, TXI and the Trust will notify the Exchange Agent orally, followed by a written notice and will issue a press release or other public announcement regarding the extension, termination or amendment. The press release or other public announcement of an extension will be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Any amendment to the offer and consent solicitation will apply to any and all Trust Securities. If the offer and consent solicitation is amended in a manner determined by TXI and the Trust to constitute a material change, TXI and the Trust will promptly disclose this amendment by means of a public announcement or a supplement to this offering circular that will be distributed to the holders of the Trust Securities and, if required by law, the offer and consent solicitation will be extended for at least five business days after the material change. In addition, if there is an increase or decrease in the percentage of Trust Securities being sought or the consideration being offered to holders, the offer and consent solicitation will remain open for a period of at least ten days from the date TXI and the Trust give notice of the increase or decrease.

Exchange Amount

The Exchange Amount will be calculated after 5:00 p.m., New York City time, on May 5, 2006, as the sum of:

•	0.97468 shares of Common Stock; plus

•	$0.83 divided by the Weighted Average Price.

The Exchange Amount will be rounded to the nearest fifth decimal place.

For purposes of these calculations “Weighted Average Price” means the arithmetic daily volume-weighted average price of our Common Stock, beginning on April 24, 2006 and ending on the Pricing Date. The dollar volume-weighted average shall equal the dollar volume-weighted average price for our Common Stock on the New York Stock Exchange during the period beginning at 9:30:01 a.m., New York City time (or such other time as is the official open of trading at the New York Stock Exchange) and ending at 4:00:00 p.m., New York City time (or such other time as is the official close of trading at the New York Stock Exchange), as reported by Bloomberg Financial Services through its “Volume at Price” functions. The Weighted Average Price will be rounded to the nearest whole cent.

Security holders may obtain information on the daily volume weighted prices and closing prices with respect to our Common Stock throughout the exchange offer by calling the Information Agent at its respective toll-free number set forth on the back cover of this offering circular. In addition, on each business day during the period to be taken into account for purposes of determining the Weighted Average Price, the Information Agent will provide callers with a representative purchase price with respect to the exchange offer, calculated as if such period ended on the preceding business day.

Termination of the Offer and Consent Solicitation

TXI and the Trust reserve the right, in their sole discretion, to terminate the offer and consent solicitation for any reason. For example, the completion of the offer and consent solicitation is contingent upon:

•	the absence of any determination that the offer and consent solicitation violates any law or interpretation of the SEC staff;

•	the absence of any pending proceeding that materially impairs the Trust’s or TXI’s ability to complete the offer and consent solicitation;

•	the absence of any material adverse development in any existing legal proceeding involving the Trust or TXI or any of TXI’s subsidiaries;

•	the absence of any material adverse change in the trading price of the Common Stock in any major securities or financial market, or in the United States trading markets generally;

•	holders of at least a Majority in Liquidation Amount of the Trust Securities validly tendering and not withdrawing their Trust Securities at any time prior to the Expiration Date; and

•	the absence of any material adverse change or any development involving a prospective material adverse change in TXI’s business, financial condition or operations.

If any of these conditions are not satisfied or waived by TXI and the Trust on or before the Expiration Date, or TXI and the Trust terminate the exchange offer for any other reason in their sole discretion, TXI and the Trust will not be obligated to accept for exchange any Trust Securities properly tendered for exchange pursuant to the offer and consent solicitation. Notwithstanding the foregoing, TXI and the Trust cannot waive compliance with the condition requiring the absence of any violation of law or interpretation of the SEC staff.

Fractional Shares

In lieu of issuing fractional shares of Common Stock, TXI will pay to holders of Trust Securities that have been exchanged in the offer and consent solicitation who otherwise would have been entitled to a fractional share of Common Stock, an amount in cash equal to the product of such fraction and the average of the closing prices of the Common Stock, as reported by the NYSE, for the five trading days ending on the last trading day before the Expiration Date. TXI will make available to the Exchange Agent the cash necessary to make any payments for fractional shares. TXI expects the amount of cash required to be nominal.

Waiver and Nonacceptance of Tenders and Consents

TXI and the Trust reserve the absolute and unconditional right to waive any defects or irregularities in the tender of Trust Securities or delivery of consents. If any Trust Securities are not accepted for exchange for any reason, those Trust Securities will be returned without expense to the tendering holder promptly after the expiration or termination of the offer and consent solicitation.

Procedures for Tendering Trust Securities and Delivering Consents

Upon the terms and subject to the conditions of the offer and consent solicitation and applicable law, TXI and the Trust will exchange all Trust Securities validly tendered and not withdrawn. You may withdraw tenders of Trust Securities at any time prior to 12:00 midnight, New York City time, on the Expiration Date.

The exchange of Trust Securities will be made by the deposit by TXI of an appropriate number of shares of Common Stock with the Exchange Agent promptly following the Expiration Date so that the offer consideration may be paid to you promptly after the Expiration Date. The Exchange Agent will act as agent for you for the purpose of issuing the Exchange Amount for the Trust Securities. Under no circumstances will interest on the offer consideration be paid by TXI due to any delay on behalf of the Exchange Agent.

TXI and the Trust expressly reserve the right, in their sole discretion, to delay acceptance for exchange of Trust Securities in anticipation of any governmental regulatory approval. See “Termination of the Offer and Consent Solicitation.”

In all cases, exchange by the Exchange Agent of Trust Securities accepted for exchange under the offer and consent solicitation will be made only after timely receipt by the Exchange Agent of:

•	certificates representing your Trust Securities or timely confirmation of a book-entry transfer of your Trust Securities into the Exchange Agent’s account at DTC;

•	a properly completed and duly executed Consent and Letter of Transmittal, or a manually signed facsimile thereof or, in the case of a book-entry transfer, a properly transmitted “agent’s message” (as described below); and

•	any other documents required by the Consent and Letter of Transmittal.

After the Expiration Date, the Exchange Agent will distribute the Common Stock to the holders in satisfaction of the shares of Common Stock such holders are entitled to receive for exchange of their Trust Securities.

For purposes of the offer and consent solicitation, validly tendered Trust Securities, or defectively tendered Trust Securities for which TXI and the Trust have waived that defect, will be deemed to have been accepted for tender by TXI and the Trust if, as and when TXI and the Trust give oral or written notice thereof to the Exchange Agent. Consents to the Proposed Amendment will be deemed to have been accepted by TXI and the Trust if, as and when an amendment to the Trust Agreement is executed.

If the offer and consent solicitation is terminated or withdrawn, or the Trust Securities are not accepted for tender, no offer consideration will be paid or payable. If any tendered Trust Securities are not exchanged under the offer and consent solicitation for any reason, or certificates are submitted evidencing more Trust Securities than are tendered, those Trust Securities not exchanged will be returned without expense, to you, or, in the case of Trust Securities tendered by book-entry transfer, those Trust Securities will be credited to the account maintained at DTC from which those Trust Securities were delivered, unless otherwise requested by you under the “Special Issuance Instructions” heading in the Consent and Letter of Transmittal, promptly after the Expiration Date.

To receive the offer consideration you must tender your Trust Securities on or before the Expiration Date. By tendering your Trust Securities, you will automatically be delivering your consent to the Proposed Amendment with respect to those Trust Securities.

The method of delivery of Trust Securities and Consents and Letters of Transmittal, any required signature guarantees and all other required documents, including delivery through DTC and any acceptance of any agent’s message transmitted through DTC’s Automated Tender Offer Program (“ATOP”), is at your election and risk. Except as otherwise provided in the Consent and Letter of Transmittal, delivery will be deemed made only when actually received by the Exchange Agent. If delivery is by mail, TXI and the Trust suggest that you use properly insured registered mail with return receipt requested, and that the mailing be made sufficiently in advance of the Expiration Date.

If you have any questions or need help in tendering your Trust Securities, please call the Information Agent whose address and phone number can be found elsewhere in this offering circular under the section titled “Information Agent.”

Tenders of Trust Securities and delivery of consents

Your tender of Trust Securities, and the subsequent acceptance by TXI and the Trust, by one of the procedures set out below will constitute a binding agreement with TXI and the Trust in accordance with the terms and subject to the conditions set forth in the offer and consent solicitation, in the Consent and Letter of Transmittal and, if applicable, in the notice of guaranteed delivery.

CONSENTS AND LETTERS OF TRANSMITTAL AND TRUST SECURITIES SHOULD BE SENT ONLY TO THE EXCHANGE AGENT AND SHOULD NOT BE SENT TO TXI OR THE TRUST.

Tender of Trust Securities held through a custodian

If your Trust Securities are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and if you wish to tender Trust Securities and deliver a Consent and Letter of Transmittal, you should contact that registered holder promptly and instruct such registered holder to tender Trust Securities and deliver a Consent and Letter of Transmittal on your behalf. A letter of instructions is enclosed in the solicitation materials provided along with this offering circular which may be used by you in this process to instruct the registered holder to tender Trust Securities and deliver consents. If you wish to tender those Trust Securities and deliver consents yourself, you must, prior to completing and executing the Consent and Letter of Transmittal and delivering those Trust Securities, either make appropriate arrangements to register ownership of the Trust Securities in your name or follow the procedures described in the immediately preceding paragraph. The transfer of record ownership may take considerable time.

Tender of Trust Securities held through DTC

To tender effectively Trust Securities that are held through DTC, if you are a DTC participant, you must electronically transmit your acceptance through ATOP. By transmitting your acceptance, you will also be giving your consent to the Proposed Amendment. Upon receipt of your acceptance through ATOP, DTC will edit and verify the acceptance and send an agent’s message, as described below, to the Exchange Agent for its acceptance.

The Exchange Agent will establish accounts with respect to the Trust Securities at DTC for purposes of the offer and consent solicitation within two business days after the date of this offering circular and offer and consent solicitation. Any financial institution that is a participant in DTC may make book-entry delivery of the Trust

Securities by causing DTC to transfer those Trust Securities into the Exchange Agent’s account in accordance with DTC’s procedures for that transfer.

Although delivery of Trust Securities may be effected through book-entry transfer into the Exchange Agent’s account at DTC, the Consent and Letter of Transmittal, or a manually signed facsimile thereof, with any required signature guarantees, or an agent’s message, as described below, in connection with a book-entry transfer, and any other required documents, must, in any case, be transmitted to and received by the Exchange Agent at the address set out elsewhere in this offering circular on or before the Expiration Date with the tender of the Trust Securities. Delivery of documents to DTC does not constitute delivery to the Exchange Agent.

The confirmation of a book-entry transfer into the Exchange Agent’s account at DTC as described above is referred to in this offering circular as a “book-entry confirmation.” The term “agent’s message” means a message transmitted by DTC to, and received by, the Exchange Agent and forming a part of the book-entry confirmation, which states that DTC has received an express acknowledgment from a DTC participant that the participant has received and agrees to be bound by the terms of the Consent and Letter of Transmittal, including the consent to the Proposed Amendment, and that TXI and the Trust may enforce that agreement against the participant.

Signature guarantees

Signatures on all Consents and Letters of Transmittal must be guaranteed by a recognized participant in the Securities Transfer Agents Medallion Program, unless your Trust Securities are tendered and consents are delivered:

•	by a registered holder of Trust Securities, or by a participant in DTC whose name appears on a security position listing as the owner of those Trust Securities, who has not completed the box entitled “Special Issuance Instructions” on the Consent and Letter of Transmittal; or

•	for the account of a member firm of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States. Such entities are referred to as the “eligible institutions.”

If your Trust Securities are registered in the name of a person other than the signatory to the Consent and Letter of Transmittal or if Trust Securities not accepted for tender or not tendered are to be returned to a person other than the registered holder, then the signature on the Consent and Letter of Transmittal accompanying the tendered Trust Securities must be guaranteed. See Instruction 3 of the Consent and Letter of Transmittal.

Mutilated, lost, stolen or destroyed certificates

If you desire to tender Trust Securities, but the certificates evidencing those Trust Securities have been mutilated, lost, stolen or destroyed, you should contact the Exchange Agent to receive information about the procedures for obtaining replacement certificates for Trust Securities at the following address or telephone number: c/o Institutional Trust Services, 2001 Bryan Street, 9th Floor, Dallas, Texas 75201, toll free (800) 275-2048.

Defective tenders

Except as provided below, unless the Trust Securities being tendered are deposited with the Exchange Agent on or before the Expiration Date, accompanied by a properly completed and duly executed Consent and Letter of Transmittal or a properly transmitted agent’s message, TXI and the Trust may at their option treat that tender as defective for purposes of the right to receive the offer consideration. Exchange for the Trust Securities will be made only against deposit of the tendered Trust Securities and delivery of any other required documents.

Guaranteed delivery

If you want to tender Trust Securities under the offer and consent solicitation and

•	your certificates representing those Trust Securities are not immediately available,

•	time will not permit your Consent and Letter of Transmittal, the certificates representing your Trust Securities and all other required documents to reach the Exchange Agent on or before the Expiration Date, or

•	the procedures for book-entry transfer, including delivery of an agent’s message, cannot be completed on or before the Expiration Date,

you may nevertheless tender your Trust Securities with the effect that tender will be deemed to have been received on or before the Expiration Date if all the following conditions are satisfied:

•	the tender is made by or through an eligible institution;

•	a properly completed and duly executed notice of guaranteed delivery or an agent’s message with respect to guaranteed delivery that is accepted by TXI and the Trust is received by the Exchange Agent on before the Expiration Date as provided below; and

•	the certificates for the tendered Trust Securities, in proper form for transfer, or a book-entry confirmation of the transfer of those Trust Securities into the Exchange Agent’s account at DTC as described above, together with a Consent and Letter of Transmittal that is properly completed and duly executed, with any signature guarantees and any other documents required by the Consent and Letter of Transmittal, or a properly transmitted agent’s message, are received by the Exchange Agent within two business days after the date of execution of the notice of guaranteed delivery.

The notice of guaranteed delivery may be sent by hand delivery, facsimile transmission or mail to the Exchange Agent and must include a guarantee by an eligible institution in the form set out in the notice of guaranteed delivery.

Under no circumstances will interest be paid by TXI by reason of any delay in tendering Trust Securities for the offer consideration to any person using the guaranteed delivery procedures that results from this guaranteed delivery. The offer consideration for Trust Securities tendered under the guaranteed delivery procedures will payable to such tendering holder even if the Trust Securities to be delivered subject to the guaranteed delivery procedures are not so delivered to the Exchange Agent, and therefore exchange by the Exchange Agent on account of those Trust Securities is not made, until after the Expiration Date.

Acceptance of Trust Securities for Exchange and Payment; Delivery of Common Stock and Exchange Amount

Promptly after the Expiration Date, upon satisfaction or waiver of all the conditions to the offer and consent solicitation, if TXI and the Trust have not terminated the offer and consent solicitation, TXI and the Trust will accept any and all Trust Securities that are properly tendered for exchange and not withdrawn prior to 12:00 midnight, New York City time, on the Expiration Date. The Common Stock issued pursuant to the offer and consent solicitation will be delivered promptly after the Expiration Date. For purposes of the offer and consent solicitation, TXI and the Trust will be deemed to have accepted validly tendered Trust Securities, when, as, and if they have given oral, followed by written, notice to the Exchange Agent.

After the Expiration Date, the Exchange Agent will distribute the Common Stock to tendering holders in satisfaction of the shares of Common Stock such holders are entitled to receive in exchange for their Trust Securities. The tendered Trust Securities will be retired and cancelled.

Withdrawal of Tenders

You may withdraw tenders of Trust Securities at any time prior to 12:00 midnight, New York City time, on the applicable Expiration Date. A valid withdrawal of tendered Trust Securities will be deemed a revocation of the related consent. A holder may not validly revoke a consent unless the holder validly withdraws its previously tendered Trust Securities. For a withdrawal of tendered Trust Securities (and a concurrent revocation of consents) to be effective, a written or facsimile transmission notice of withdrawal or revocation, or a properly transmitted “Request Message” through ATOP, must be received by the Exchange Agent no later than 12:00 midnight, New York City time, on the Expiration Date at its address set forth on the cover of the Consent and Letter of Transmittal. Any such notice of withdrawal must: (i) specify the name of the person who tendered the Trust Securities to be withdrawn, (ii) contain the description of the Trust Securities to be withdrawn and identify the certificate number or numbers shown on the particular certificates evidencing such Trust Securities (unless such Trust Securities were tendered by book-entry transfer) and the aggregate Liquidation Amount represented by such Trust Securities and (iii) (other than a notice transmitted through ATOP) be signed by the holder of such Trust Securities in the same manner as the original signature on the Consent Letter of Transmittal by which such Trust Securities were tendered (including any required signature guarantees) or be accompanied by (x) documents of transfer sufficient to have the trustee register the transfer of the Trust Securities into the name of the person withdrawing such Trust Securities (including, in the case of Trust Securities tendered by book-entry transfer, the account at DTC to which such withdrawn Trust Securities should be credited) and (y) a properly completed irrevocable proxy authorizing such person to effect such withdrawal on behalf of such holder. If the Trust Securities to be withdrawn have been delivered or otherwise identified to the Exchange Agent, a signed notice of withdrawal is effective immediately upon written or facsimile notice of such withdrawal even if physical release is not yet effected. All questions as to the validity, form and eligibility, including time of receipt, of these notices will be determined by TXI and the Trust. TXI’s and the Trust’s determination will be final and binding. Neither TXI nor the Trust nor any other person is under any duty to give notice of any defect or irregularity in any notice of withdrawal, and neither TXI nor any other person will incur any liability for failure to provide any such notice.

Any Trust Securities properly withdrawn will be deemed not to have been validly tendered for exchange for purposes of the offer and consent solicitation. Any Trust Securities which have been tendered for exchange but which are not accepted for exchange for any reason will be returned without cost to the holder promptly after withdrawal, non-acceptance of tender or termination of the offer and consent solicitation. Any withdrawn or unaccepted Trust Securities will be credited to the tendering holder’s account at DTC. Properly withdrawn Trust Securities may be re-tendered at any time but no later than 12:00 midnight, New York City time, on the Expiration Date by following one of the procedures described above under “Procedures for Tendering Trust Securities and Delivering Consents.” If a holder properly withdraws and subsequently re-tenders prior to the Expiration Date, the holder must validly re-execute and resubmit the Consent and Letter and Transmittal to the Exchange Agent.

Other Fees and Expenses

We will bear the expenses of soliciting tenders of the Trust Securities. The principal solicitation is being made by mail. Additional solicitations may, however, be made by e-mail, facsimile transmission, and telephone or in person by our officers and other employees and those of our affiliates.

Tendering holders of Trust Securities will not be required to pay any fee or commission to us. If, however, a tendering holder handles the transaction through its broker, dealer, commercial bank, trust company, or other institution, that holder may be required to pay brokerage fees or commissions.

Transfer Taxes

We will pay all transfer taxes, if any, applicable to the exchange of Trust Securities pursuant to the exchange offer. If, however, Common Stock issued in exchange for Trust Securities accepted for tender is to be delivered to, or is to be registered or issued in the name of, any person other than the registered holder of the Trust Securities or if Common Stock is to be registered in the name of any person other than the person signing the letter of transmittal or, in the case of tender through DTC transmitting instructions through ATOP, or if a transfer tax is imposed for any reason other than the exchange of securities pursuant to the exchange offer, then the amount of any such transfer tax (whether imposed on the registered holder or any other person) will be payable by the tendering holder.

Brokerage Commissions

Holders that tender their Trust Securities directly to the Exchange Agent do not have to pay a brokerage commission to us, the Information Agent or the Exchange Agent.

Fairness Opinion

We have not obtained, and do not intend to obtain, a fairness opinion from an independent investment banking firm regarding the terms of the exchange offer.

Purchases of Trust Securities by Us

We reserve the right, in our absolute discretion, to purchase or make offers to purchase any Trust Securities that remain outstanding after the expiration date and, to the extent permitted by applicable law, to purchase Trust Securities in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers could differ from the terms of this exchange offer. Any purchase or offer to purchase will be made only in accordance with applicable law.

PROPOSED AMENDMENT TO THE TRUST AGREEMENT

The Trust and TXI are soliciting consents from the holders of Trust Securities to the Proposed Amendment. All statements herein regarding the substance of any provision of the Proposed Amendment and the Trust Agreement are qualified in their entirety by reference to the Trust Agreement. Copies of the Trust Agreement are available upon request from the Information Agent at the address and telephone number set forth elsewhere in this offering circular.

The Proposed Amendment will amend the provision below relating to the redemption notice that holders of Trust Securities are entitled to receive.

The Trust Agreement Provision to be Amended:

SECTION 4.2(b)	Notice of redemption shall be given by the Property Trustee by first-class mail, postage prepaid, mailed not less than 30 nor more than 60 calendar days prior to the Redemption Date to each Holder of Trust Securities to be redeemed, at such Holder’s address appearing in the Security Register...

The Trust Agreement Provision, as Amended:

SECTION 4.2(b)	Notice of redemption shall be given by the Property Trustee by first-class mail, postage prepaid, mailed not less than three business days nor more than 60 calendar days prior to the Redemption Date to each Holder of Trust Securities to be redeemed, at such Holder’s address appearing in the Security Register...

Amendment to Trust Agreement

At the closing of the offer and consent solicitation, assuming the Requisite Percentage is obtained for the amendment to the Trust Agreement to become effective, TXI and the trustees under the Trust Agreement will execute an amendment to the Trust Agreement which reflects the Proposed Amendment. After receipt by the trustees of evidence that the requisite number of consents necessary to effectuate the Proposed Amendment has been obtained and resolutions have been enacted by TXI’s board of directors authorizing the execution of such amendment to the Trust Agreement, the amendment to the Trust Agreement will become effective upon execution by TXI and trustees.

Consents to Proposed Amendment

The valid tender by a holder of Trust Securities pursuant to this offer and consent solicitation will be deemed to constitute the giving of a consent by such holder to the Proposed Amendment. If the amendment to the Trust Agreement is executed, the holders whose Trust Securities are not exchanged pursuant to the offer and consent solicitation will be bound thereby, even if they did not consent to the Proposed Amendment, and such holders will not receive the Exchange Amount offered hereby.

DESCRIPTION OF CAPITAL STOCK

The following description of TXI’s capital stock summarizes certain provisions of TXI’s articles of incorporation and by-laws and Delaware law. Such summaries are not complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of TXI’s articles of incorporation and by-laws, copies of which have been filed with the SEC. You are urged to read those documents carefully.

Common Stock

TXI is authorized to issue 40,000,000 shares of Common Stock. As of March 27, 2006, there were 23,135,179 shares of Common Stock outstanding.

Each holder of Common Stock is entitled to one vote for each share on all matters to be voted upon by the stockholders and there are no cumulative voting rights.

Holders of Common Stock are entitled to receive dividends, if any, as may be declared from time to time by our board of directors. In the event of our liquidation, dissolution or winding up, holders of common stock would be entitled to share in our assets remaining after the payment of liabilities and liquidation preferences on any outstanding preferred stock.

Holders of common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable.

The rights, preferences and privileges of holders of Common Stock are subject to, and may be adversely affected by, the rights of holders of shares of any series of preferred stock that we may designate and issue in the future.

Preferred Stock

TXI’s articles of incorporation authorize its board of directors, subject to any limitations prescribed by law, without further stockholder approval, to establish from time to time one or more classes or series of preferred stock covering up to an aggregate of 100,000 shares of preferred stock, and to issue these shares of preferred stock. Each class or series of preferred stock will cover the number of shares and will have preferences, voting powers, qualifications and special or relative rights or privileges as is determined by the board of directors, which may include, among others, dividend rights, liquidation preferences, voting rights, conversion rights, preemptive rights and redemption rights.

The rights of the holders of Common Stock will be subject to the rights of holders of any preferred stock issued in the future. The issuance of preferred stock could adversely affect the voting power of holders of common stock and reduce the likelihood that common stockholders will receive dividend payments and payments upon liquidation. The issuance of preferred stock could also have the effect of decreasing the market price of the Common Stock and could delay, deter or prevent a change in control TXI. We currently have no shares of preferred stock issued or outstanding.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following discussion is a summary of the material United States federal income tax and, to a limited extent as set forth under “Tax Consequences of the Offer and Consent Solicitation to Tendering Non-United States Holders,” estate tax consequences of the offer and consent solicitation. This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations, judicial decisions, published positions of the Internal Revenue Service (“IRS”) and other applicable authorities, all as in effect as of the date hereof and all of which are subject to change or differing interpretations, in each case, possibly with retroactive effect. This discussion is limited to persons who hold the Trust Securities as capital assets (generally, property held for investment) under the Code. In addition, this discussion does not consider the effect of any foreign, state, local or other tax laws. Furthermore, this discussion does not address all of the United States federal income tax consequences that may be relevant to a particular person in light of its particular circumstances and does not apply to persons subject to special treatment under the United States federal income tax laws, including financial institutions, broker dealers, insurance companies, tax-exempt organizations, partnerships (including any entity or arrangement treated as a partnership for United States federal income tax purposes), certain former citizens or residents of the United States, a person whose functional currency for tax purposes is not the U.S. dollar, a person subject to the alternative minimum tax and a person that holds the Trust Securities as part of a straddle, hedge, conversion, synthetic security or constructive sale transaction for United States federal income tax purposes, all of which may be subject to United States federal income tax rules that differ from those summarized below.

For purposes of this summary, a “United States Holder” means a beneficial owner of a Trust Security that is, for United States federal income tax purposes, a citizen or resident of the United States, a corporation (or entity treated as a corporation) created or organized in the United States or under the laws of the United States or any political subdivision thereof, an estate the income of which is subject to United States federal income taxation regardless of its source, or a trust (i) if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or (ii) that has a valid election in effect to be treated as a United States person. A non-United States Holder is any holder (other than an entity treated as a partnership for U.S. federal income tax purposes) that is not a United States Holder.

No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of those set forth below. TXI has treated, and intends to continue to treat, for United States federal income tax purposes, (i) the Convertible Subordinated Debentures as a convertible debt instrument of TXI (the “Convertible Debt”), and (ii) the Trust as a grantor trust such that each holder of Trust Securities is treated as owning its proportionate share of the assets of the Trust (i.e., the Convertible Debt) and is required to include in its gross income all income, gain or loss with respect to its proportionate share of those assets. This discussion assumes that such treatment will be respected for United States federal income tax purposes. Holders should consult their tax advisors as to the particular United States federal income tax consequences to them of the offer and consent solicitation, as well as the effects of state, local and foreign tax laws.

TO ENSURE COMPLIANCE WITH TREASURY DEPARTMENT CIRCULAR 230, HOLDERS ARE HEREBY NOTIFIED THAT: (A) ANY DISCUSSION OF FEDERAL TAX ISSUES IN THIS OFFERING MEMORANDUM IS NOT INTENDED OR WRITTEN TO BE RELIED UPON, AND CANNOT BE RELIED UPON, BY NOTE HOLDERS FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON NOTE HOLDERS UNDER THE CODE; (B) ANY SUCH DISCUSSION HAS BEEN INCLUDED BY US IN FURTHERANCE OF OUR OFFER TO EXCHANGE COMMON SHARES FOR OUTSTANDING TRUST SECURITIES ON THE TERMS DESCRIBED HEREIN; AND (C) HOLDERS SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

Tax Consequences of the Offer and Consent Solicitation to Tendering United States Holders of Trust Securities

Exchange of Trust Securities for Common Stock. The exchange of Trust Securities for Common Stock should qualify as a recapitalization under section 368(a)(1)(E) of the Code. Except to the extent of accrued but unpaid interest as described below, the receipt of Common Stock in exchange for Trust Securities pursuant to the offer and consent solicitation should not be taxable to tendering holders. A holder’s holding period for the Common Stock received pursuant to the offer and consent solicitation should include such holder’s holding period for the Trust Securities exchanged therefor.

This summary assumes that no portion of the Common Stock is treated as separate consideration for exchanging the Trust Securities for Common Stock or consenting to the adoption of the Proposed Amendment. To the extent that a portion of the Common Stock is treated as separate consideration, such amount should be treated as ordinary income for United States federal income tax purposes. Holders are urged to consult their tax advisors regarding this potential characterization of the exchange.

Accrued But Unpaid Interest. To the extent that Common Stock is treated as being received for accrued but unpaid interest that the holder has not yet included in income, including original issue discount, such interest will be subject to tax as ordinary interest income.

Market Discount. Generally, a Trust Security will have market discount to the extent that the “revised issue price” of a holder’s proportionate share of the Convertible Debt exceeded such holder’s tax basis in the Trust Security immediately after its acquisition, subject to a de minimis exception. Such a holder generally would be required to treat any gain recognized on a taxable disposition of a Trust Security as ordinary interest income to the extent of the market discount accrued during the holder’s period of ownership. However, because the exchange of a Trust Security for Common Stock is generally expected to be a nontaxable transaction, the holder will not be required to include the accrued market discount in income. Rather, such accrued market discount should carry over to the Common Stock received and generally should be included in income upon a taxable disposition of such Common Stock.

Receipt of Cash in Lieu of a Fractional Share. A holder of Trust Securities that receives cash in lieu of a fractional share of Common Stock should be treated for United States federal income tax purposes as having received such fractional share of Common Stock and as having disposed of such fractional share in exchange for cash. Accordingly, a holder who receives cash in lieu of a fractional share of Common Stock should recognize a capital gain or loss measured by the difference between the amount of cash received in lieu of such fractional share and the holder’s adjusted tax basis in such fractional share.

Ownership of Common Stock. Distributions paid by TXI out of its current or accumulated earnings and profits (as determined for United States federal income tax purposes) on Common Stock received as part of the offer and consent solicitation will constitute a dividend and will be includible in income by holders when received. Under current law, such dividends paid to a United States Holder that is an individual generally should qualify for a special 15% tax rate on “qualified dividend income” through December 31, 2008. Any such dividend will be eligible for the dividends received deduction if the United States Holder is an otherwise qualifying corporate holder that meets the holding period and other requirements for the dividends received deduction. Distributions in excess of our current or accumulated earnings and profits will be treated as a return of capital to the extent of your basis in your Common Stock and, thereafter, as capital gain.

Upon a disposition of our Common Stock, you generally will recognize capital gain or loss equal to the difference between the amount realized and your adjusted tax basis in the Common Stock. Such capital gain or loss generally will be long-term capital gain or loss if you held such Common Stock for more than one year on the date of such disposition. Long-term capital gains of a United States Holder that is an individual are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding. In general, information reporting requirements will apply to certain payments made to a holder pursuant to the offer and consent solicitation. In addition, certain holders may be subject to backup withholding (currently at a rate of 28%) unless such holder is a corporation or other exempt recipient and, when required, establishes this exemption or provides its correct taxpayer identification number, certifies that it is not currently subject to backup withholding tax and otherwise complies with applicable requirements of the backup withholding tax rules. A holder that does not provide its correct taxpayer identification number may be subject to penalties imposed by the IRS. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against the holder’s United States federal income tax liability, if any, provided that the required information is furnished to the IRS in a timely manner.

Tax Consequences of the Offer and Consent Solicitation to Nontendering United States Holders of Trust Securities

The United States federal income tax consequences to United States Holders that do not tender their Trust Securities pursuant to the offer and consent solicitation will depend upon whether the adoption of the Proposed Amendment results in a deemed exchange of such Trust Securities (and therefore of the underlying Convertible Debt) for United States federal income tax purposes to such nontendering holders. In general, the modification of a debt instrument will result in a deemed exchange of an old debt instrument for a new debt instrument if the modification is “significant” within the meaning of applicable Treasury Regulations. Under these Treasury Regulations, a modification is generally “significant” if, based on all the facts and circumstances and taking into account all modifications collectively, the legal rights and obligations that are altered and the degree to which they are altered are economically significant. Although there is no authority directly on point, TXI intends to treat the adoption of the Proposed Amendment as not resulting in a “significant modification” to the terms of the Trust Securities (and therefore of the underlying Convertible Debt) with respect to nontendering holders. Under such position, nontendering holders should not recognize any gain or loss as a result of the adoption of the Proposed Amendment. There can be no assurance that the IRS will not challenge this position. If the IRS successfully asserted that the adoption of the Proposed Amendment resulted in a deemed exchange of “old” Trust Securities for “new” Trust Securities for United States federal income tax purposes, the United States federal income tax consequences to holders that do not tender their Trust Securities pursuant to the offer and consent solicitation would depend upon, among other factors, whether the deemed exchange is treated as a “recapitalization” under the Code. Nontendering holders should consult their tax advisors regarding the United States federal income tax consequences to such holders of the adoption of the Proposed Amendment.

Tax Consequences of the Offer and Consent Solicitation to Tendering Non-United States Holders

The following discussion applies to you if you are a non-United States Holder of Trust Securities that participates in the offer and consent solicitation. Special rules may apply to you and the tax consequences of participating in the offer and consent solicitation may be materially different than those described below if you are a “controlled foreign corporation,” or a “passive foreign investment company,” or you own or have owned within the prior five years more than 5% of the Common Stock (including any Trust Securities with underlying Convertible Debt as if such Convertible Debt had been converted into Common Stock) or are otherwise subject to special treatment under the Code. If you are subject to these special rules, you are strongly encouraged to consult your own tax advisor to determine the particular United States federal, state and local and other tax consequences applicable to you.

Exchange of Trust Securities for Common Stock. As a non-United States Holder, except as described below with respect to accrued but unpaid interest, you generally should not be subject to United States federal income or withholding tax on the exchange of your Trust Securities for Common Stock. The fair market value of any Common Stock received by you attributable to accrued but unpaid interest on the Trust Securities will be taxable as interest income under the rules discussed below.

Accrued but Unpaid Interest. The payment to you of interest generally will not be subject to a 30% United States federal withholding tax provided that:

•	interest paid on your Trust Securities is not effectively connected with your conduct of a trade or business in the United States;

•	you do not actually or constructively own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of the Code and applicable Treasury regulations;

•	you are not a controlled foreign corporation that is related to us through stock ownership as provided in the Code and applicable Treasury regulations;

•	you are not a bank whose receipt of interest on your Trust Securities is in connection with an extension of credit made pursuant to a loan agreement entered into in the ordinary course of your trade or business; and

•	you do one of the following (1) provide your name and address on an IRS Form W-8BEN and you certify under penalty of perjury that you are not a United States person; or (2) hold your Trust Securities through a bank, brokerage house, other financial institution or certain other intermediaries and you and the intermediary each comply with the IRS certification requirements of applicable United States Treasury regulations.

Special rules apply to non-United States holders that are pass-through entities rather than corporations or individuals.

If you cannot satisfy the requirements described in the immediately preceding paragraph, payments of interest made to you will be subject to a 30% United States federal withholding tax unless you provide us with a properly executed:

•	IRS Form W-8BEN claiming an exemption from, or reduction in the rate of, withholding under the benefit of an applicable income tax treaty; or

•	IRS Form W-8ECI stating that the interest paid on your Trust Securities is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States. In addition, you may, under certain circumstances, be required to obtain a United States taxpayer identification number.

If you are engaged in a trade or business in the United States and interest on your Trust Securities is effectively connected with the conduct of that trade or business and, if an income tax treaty applies, is attributable to a permanent establishment, you will be subject to United States federal income tax on such interest in the same manner as if you were a United States Holder, unless you can claim an exemption under the benefit of an applicable income tax treaty. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of your earnings and profits for the taxable year, subject to certain adjustments, that are effectively connected with your conduct of a trade or business in the United States including earnings from the Trust Securities.

Market Discount. You generally will not be subject to United States federal income or withholding tax on income attributable to accrued market discount, if any. If such income is effectively connected with your conduct of a trade or business in the United States, then you will be subject to United States federal income tax on such accrued market discount in the same manner as if you were a United States Holder.

Receipt of Cash in Lieu of a Fractional Share. A non-United States Holder is treated the same as a United States Holder upon the receipt of cash in lieu of a fractional share of Common Stock. Accordingly, a non-United States Holder who receives cash in lieu of a fractional share of Common Stock should recognize a capital gain or loss. See “Gain on Disposition of Common Stock” below.

Dividends. A non-United States Holder will be subject to withholding of United States federal income tax at a 30% rate (or such lower rate as may be specified by an applicable tax treaty) with respect to any dividends paid on TXI’s Common Stock received by you pursuant to the offer and consent solicitation. To claim the benefit of a lower rate under an income tax treaty, you must properly file with us or our paying agent an IRS Form W-8BEN, or successor form, claiming an exemption from or reduction in withholding under the applicable tax treaty. In addition, where dividends are paid to a non-United States Holder that is a partnership or other pass-through entity, person holding an interest in the entity may need to provide certification claiming an exemption or reduction in withholding under the applicable tax treaty.

If dividends are considered to be effectively connected with the conduct of a trade or business by you within the United States and, where a tax treaty applies, are attributable to a United States permanent establishment of yours, dividends will be subject to United States federal income tax on a net basis at applicable graduated individual or corporate rates, but will not be subject to withholding tax if you provide us or our paying agent an IRS Form W-8ECI, or successor form. If you are a foreign corporation, any effectively connected dividends may be subject to an additional “branch profits tax” at a rate of 30% or a lower rate as may be specified by an applicable tax treaty.

You must comply with the certification procedures described above, or, in the case of payments made outside the United States with respect to an offshore account, with certain documentary evidence procedures, directly or under certain circumstances through an intermediary, to obtain the benefits of a reduced rate under an applicable tax treaty with respect to dividends paid with respect to your Common Stock. In addition, if you are required to provide an IRS Form W-8ECI or successor form, as discussed above, you must also provide your taxpayer identification number.

If you are eligible for a reduced rate of United States withholding tax pursuant to an income tax treaty, you may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

Gain on Disposition of Common Stock. As a non-United States Holder, you generally will not be subject to United States federal income tax with respect to gain recognized on the sale or other disposition of Common Stock unless:

•	the gain is effectively connected with the conduct by you of a trade or business in the United States and, where a tax treaty applies, is attributable to a United States permanent establishment of yours (and, in which case, if you are a foreign corporation, you may be subject to an additional branch profits tax equal to 30% or a lower rate as may be specified by an applicable tax treaty);

•	in the case of a non-United States Holder who is a nonresident alien individual, such individual is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met; or

•	at the time of disposition, we are or have been a “United States real property holding corporation” (“USRPHC”) for United States federal income tax purposes. We believe that we currently are not a USRPHC.

Notwithstanding the first two bullet points, you will not be subject to United States federal income tax if a treaty exemption applies and the appropriate documentation is provided.

United States Federal Estate Tax. If you are an individual, Common Stock held by you at the time of your death will be included in your gross estate for United States federal estate tax purposes and may be subject to United States federal estate tax, unless an applicable estate tax treaty provides otherwise.

Information Reporting and Backup Withholding Tax. Non-United States Holders generally will not be subject to backup withholding with respect to payments of interest on their Trust Securities if we do not have actual knowledge or reason to know that the non-United States Holder is a United States person and such holder provides the requisite certification on IRS Form W-8BEN or otherwise establishes an exemption from backup withholding. Payments of interest, however, would generally be subject to information reporting requirements. Copies of information returns may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable tax treaty or other applicable agreements.

Information reporting generally will apply to payments of dividends on the Common Stock and proceeds from the sale or redemption of Common Stock made within the United States to a holder, other than an exempt recipient (including a corporation), a payee that is not a United States person that provides an appropriate certification and certain other persons. If information reporting applies to any such payment, a payor will be required to withhold backup withholding tax from the payment if the holder fails to furnish its correct taxpayer identification number or otherwise fails to comply with, or establish an exemption from, such backup withholding tax requirements.

Backup withholding is not an additional tax. The amount of any backup withholding imposed on a payment to a holder of the notes will be allowed as a refund or a credit against that holder’s United States federal income tax liability if the required information is timely furnished to the IRS.

Tax Consequences of the Offer and Consent Solicitation to Nontendering Non-United States Holders

The discussion above under “Tax Consequences of the Offer and Consent Solicitation to Nontendering United States Holders” applies to Non-United States Holders. In general, TXI intends to treat the adoption of the Proposed Amendment as not resulting in a “significant modification” to the terms of the Trust Securities (and therefore of the underlying Convertible Debt) with respect to nontendering Non-United States Holders for United States federal income tax purposes. Under such position, nontendering non-United States Holders should not recognize any gain or loss for United States federal income tax purposes as a result of the adoption of the Proposed Amendment. Nontendering holders should consult their tax advisors regarding the United States federal income tax consequences to such holders of the adoption of the Proposed Amendment.

The above description is not intended to constitute a complete analysis of all tax consequences relating to the exchange of the Trust Securities and the acquisition, ownership and disposition of Common Stock. You should consult your own tax advisor concerning the tax consequences to you, in your particular situation, of the exchange offer and of owning Common Stock.

This summary assumes that no portion of the Common Stock is treated as separate consideration for exchanging the Trust Securities for Common Stock or consenting to the adoption of the Proposed Amendment. To the extent that a portion of the Common Stock is treated as separate consideration, such amount should be treated as ordinary income for United States federal income tax purposes. Holders are urged to consult their tax advisors regarding this potential characterization of the exchange.

CERTAIN SECURITIES LAWS CONSIDERATIONS

All of the Trust Securities outstanding as of the date of this offering circular were issued in an offering that was registered pursuant to the Securities Act. The Common Stock to be issued in the exchange offer is being offered pursuant to an exemption from the registration requirements of the Securities Act under Section 3(a)(9) of the Securities Act. Section 3(a)(9) provides for an exemption from registration for any security exchanged by an issuer with its existing security holders exclusively where no commission or other remuneration is paid or given directly or indirectly for soliciting such exchange. When securities are exchanged for other securities of an issuer under Section 3(a)(9), the securities received in essence assume the character of the exchanged securities for purposes of the Securities Act. Accordingly, the Common Stock issued in the exchange offer to persons or entities not affiliated with TXI will be freely tradeable by such non-affiliated persons or entities. The Common Stock issued in the exchange offer to persons or entities who are affiliated with TXI will not be freely tradeable and any resale would have to comply with applicable exemptions under the securities laws, including without limitation, Rule 144 under the Securities Act. You are urged to consult with your own legal counsel regarding the availability of a resale exemption from the registration requirements of the Securities Act.

INTERESTS OF DIRECTORS AND OFFICERS

We understand that Mel G. Brekhus, our President and Chief Executive Officer, William J. Durbin, our Vice President of Human Resources, James B. Rogers, our Vice President of Consumer Products, and Kenneth R. Allen, our Vice President and Treasurer, own Trust Securities. Mr. Brekhus beneficially owns 2,000 Trust Securities representing 0.05% of the issued and outstanding Trust Securities. Mr. Durbin beneficially owns 5,000 Trust Securities representing 0.13% of the issued and outstanding Trust Securities. Mr. Rogers beneficially owns 1,250 Trust Securities representing 0.03% of the issued and outstanding Trust Securities. Mr. Allen beneficially owns 5,895 Trust Securities representing 0.15% of the issued and outstanding Trust Securities.

Except for Messrs. Brekhus, Durbin, Rogers and Allen, we are not aware of any intention to tender Trust Securities on the part of directors, officers or affiliates. Neither we, nor any subsidiary of ours nor, to the best of our knowledge, any of our directors or executive officers, nor any affiliates of any of the foregoing, had any transactions in Trust Securities during the 60 business days prior to the date hereof. We understand that Messrs. Brekhus, Durbin, Rogers and Allen intend to participate in the exchange offer.

None of TXI’s directors or executive officers has been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors). Further, none of TXI or any of its directors or executive officers was a party to any judicial or administrative proceeding during the past five years (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining them from future violations of, or prohibitions or activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

The business address and telephone number for each director and executive officer is the same as that of TXI.

INFORMATION AGENT

All questions regarding the information in this offering circular or the offer and consent solicitation, should be directed to the Information Agent at the telephone number or address below:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, New York 10005

Banks and Brokers call: (212) 269-5550 (collect)

Toll free: (800) 431-9633

EXCHANGE AGENT

TXI has appointed J.P. Morgan Trust Company, National Association, as the Exchange Agent. All completed Consents and Letters of Transmittal should be directed to the Exchange Agent at the address set forth below. All questions regarding the procedures for tendering in the offer and consent solicitation and requests for assistance in tendering your Trust Securities should also be directed to the Exchange Agent at the telephone number or address below:

J.P. Morgan Trust Company, National Association

Institutional Trust Services

2001 Bryan Street, 9th Floor

Dallas, Texas 75201

Attention: Exchanges

By Facsimile (Eligible Institutions Only) (214) 468-6494

Toll free: (800) 275-2048

DELIVERY OF A CONSENT AND LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN THE ADDRESS LISTED ABOVE OR TRANSMISSION OF INSTRUCTIONS BY FACSIMILE OTHER THAN AS SET FORTH ABOVE IS NOT VALID DELIVERY OF THE CONSENT AND LETTER OF TRANSMITTAL.

TXI will pay the Exchange Agent and the Information Agent reasonable and customary compensation for their services in connection with the offer and consent solicitation, plus reimbursement for out-of-pocket expenses. TXI will indemnify the Exchange Agent against certain liabilities and expenses in connection therewith, including liabilities under the federal securities laws.

TXI will not pay fees or commissions to any broker, dealer, or other person for soliciting tenders of Trust Securities pursuant to the offer and consent solicitation. TXI will, however, upon request through the Information Agent, reimburse brokers, dealers, and commercial banks for customary mailing and handling expenses incurred by such persons in forwarding the offer and related materials to the beneficial owners of Trust Securities held by any such person as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank, or trust company has been authorized to act as TXI’s agent for purposes of the offer and consent solicitation.

TXI will pay or cause to be paid all stock transfer taxes, if any, on the exchange of Trust Securities for Common Stock, except as otherwise provided in Instruction 4 in the Consent and Letter of Transmittal. All fees and expenses attributable to the actions by the Trust or TXI in connection with the offer and consent solicitation will be paid by TXI.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports and other information with the SEC. You can read and copy any materials we file with the SEC at its Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You can obtain information about the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a web site that contains information we file electronically with the SEC, which you can access over the Internet at http://www.sec.gov. In addition, you can obtain information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. You may request a copy of our filings at no cost, by writing or telephoning us at the following address:

Texas Industries, Inc.

1341 West Mockingbird Lane, Suite 700W

Dallas, Texas 75247-6913

Telephone: (972) 647-6700

INCORPORATION OF DOCUMENTS BY REFERENCE

This offering circular incorporates documents and important information by reference that is not part of this offering circular or delivered with this offering circular. This means that we are disclosing important information to you by referring you to those documents. You should be aware that information in a document incorporated by reference may have been modified or superseded by information that is included in other documents that were filed at a later date and which are also incorporated by reference or included in this offering circular.

We incorporate by reference:

•	Our Annual Report on Form 10-K for the year ended May 31, 2005, previously filed with the SEC.

•	Our Quarterly Reports on Form 10-Q for the quarters ended August 31, 2005, November 30, 2005, and February 28, 2006 previously filed with the SEC.

•	Our Current Reports on Form 8-K filed on June 9, 2005, June 14, 2005, June 16, 2005, June 17, 2005, June 23, 2005, June 27, 2005, June 30, 2005, July 1, 2005, July 8, 2005, July 18, 2005, July 19, 2005, August 1, 2005, September 22, 2005, September 30, 2005, November 15, 2005, January 5, 2006, January 24, 2006 and February 23, 2006.

All documents and reports that we file with the SEC after the date of this offering circular and before the termination of the exchange offer shall be deemed incorporated herein by reference and shall be deemed to be a part hereof from the date of filing of such documents and reports. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this offering circular to the extent that a statement contained herein or in any subsequently filed document or report that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this offering circular.

MISCELLANEOUS

Neither the Trust nor TXI is aware of any jurisdiction where the making of the offer and consent solicitation is not in compliance with applicable law. If the Trust or TXI becomes aware of any jurisdiction where the making of the offer and consent solicitation is not in compliance with any valid applicable law, the Trust and TXI will make a good faith effort to comply with such law. If, after this good faith effort, the Trust and TXI cannot comply with applicable law, the offer and consent solicitation will not be made to (nor will tenders be accepted from or on behalf of) the holders of Trust Securities residing in such jurisdiction.

Pursuant to Rule 13e-4 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, the Trust and TXI have filed with the SEC an Issuer Tender Offer Statement on Schedule TO which contains additional information with respect to the offer and consent solicitation. The Schedule TO, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth under the caption “Where You Can Find More Information.”

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF THE TRUST OR TXI IN CONNECTION WITH THE OFFER AND CONSENT SOLICITATION OTHER THAN THOSE CONTAINED IN THIS OFFER AND CONSENT SOLICITATION OR IN THE CONSENT AND LETTER OF TRANSMITTAL. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE TRUST OR TXI.